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                                                   Exhibit (10)-6
                                                   Commonwealth Edison Company
                                                   Form 10-K/A-1 File No. 1-1839


                          COMMONWEALTH EDISON COMPANY
            1994 VARIABLE COMPENSATION AWARD FOR MANAGEMENT EMPLOYES
                    UNDER THE 1993 LONG-TERM INCENTIVE PLAN


     Commonwealth Edison Company, an Illinois corporation (the "Company"), hereby grants to each employe described in Section 1 hereof (each, an "Employe"), as of January 1, 1994 (the "Grant Date"), in accordance with the provisions of the Commonwealth Edison Company 1993 Long-Term Incentive Plan (the "Plan"), a performance unit award (each, an "Award"), expressed as a number of performance units, in the amount and upon and subject to the restrictions, terms and conditions set forth below and in Appendix A attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan.

          1. Recipients of Awards. Subject in all respects to the provisions hereof, recipients of Awards hereunder shall consist of each employe of the Company (other than the Chairman and the President) and of Commonwealth Edison Company of Indiana, Inc. (collectively, the "Employers") who is on the management or executive payroll during calendar year 1994; provided, however, that no employe shall be the recipient of an Award if such employe participates in, or is eligible to participate in, any of the following incentive plans:

          The Nuclear Site-Vice President Incentive Plan

          The Procurement Effectiveness Re-engineering Team Plan

          The Pension Fund Management Incentive Pay Plan

          The Fuel Department Incentive Plan

          2. Base Unit. The Base Unit for each Award shall be the number which is equal to the number of dollars determined by multiplying the Base Pay (as defined herein) of the Employe receiving the Award by the conversion factor of 1.25% and rounding up to the nearest whole dollar. For purposes of calculating the Base Unit, Base Pay shall mean an Employe's monthly scheduled rate of pay, determined as of the Grant Date, multiplied by 12 together with the income from such Employe's Deferred Compensation Units if such Employe is Grade 12 or above.

          3. Payment Amount. The total amount payable in connection with an Award (the "Payment Amount") may consist solely of a cash payment (the "Cash Payment Amount") or may consist of a Cash Payment Amount and a payment of Common Stock (the "Stock Payment Amount"), as determined below.
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          a.  Cash Payment Amount.  The Cash Payment Amount shall be the dollar amount computed by multiplying the Employe's Base Unit by the applicable performance unit set forth below under the column titled "Cash" that corresponds to the Employe's category of employment and the level of performance goals achieved as set forth in Appendix A attached hereto that are applicable to the Employe.

          b. Stock Payment Amount. The Stock Payment Amount shall be the dollar amount computed by multiplying the Employe's Base Unit by the applicable performance unit set forth below under the column titled "Stock" that corresponds to the Employe's category of employment and the level of performance goals achieved as set forth in Appendix A attached hereto that are applicable to the Employe.

                             PERFORMANCE UNITS
                             -----------------

                THRESHOLD            TARGET         DISTINGUISHED
                ---------            ------         -------------


CATEGORY      CASH    STOCK      CASH    STOCK      CASH    STOCK

  RATED         2       0          6       0         10        2

  GROUP         2       0          7       5          7       18

EXECUTIVE       2       0          6      12          6       34

          4. Reduction of Payment Amount for Less than a Full Year of Employment. In the event that an Employe (i) is first placed on the management or executive payroll after January 1, 1994, (ii) is on a leave of absence during 1994, (iii) retires under the pension plan of any one of the Employers during 1994, or (iv) dies during 1994, each of the Cash Payment Amount and the Stock Payment Amount will be a reduced amount equal to each of the amounts determined above multiplied by a fraction, the numerator of which is the number of full months the Employe worked during 1994 and the denominator of which is twelve months. For purposes of the preceding sentence, the number of full months an Employe worked in 1994 shall include, solely in the case of an Employe who retires under the pension plan of any one of the Employers, the month in which the Employe retires. For an Employe who is a part-time Employe described in clause (i), (ii), (iii) or (iv) of the first sentence of this Section, the reduction provided in this Section shall be made after the reduction set forth in Section 5 is made.

          5. Reduction of Payment Amount for Part-Time Employes. For an Employe who is a part-time Employe, each of the Cash Payment Amount and the Stock Payment Amount will be a reduced amount equal to the amount determined above multiplied by a fraction, the numerator of which is the number of hours the

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Employe was scheduled to work during 1994 and the denominator of which is 2080 hours.

          6. Transfer of Employe from One Business Unit to Another Business Unit. In the event that an Employe is transferred from one Business Unit (as hereinafter defined) to another Business Unit during 1994, each of the Cash Payment Amount and the Stock Payment Amount will be determined on a prorated basis from each Business Unit. For purposes of this Section, "Business Unit" means the following corporate functions: (a) commercial, (b) financial, (c) human resources, (d) corporate relations, (e) corporate resources, (f) legal,
(g) fossil energy production, (h) nuclear energy production, (i) information services, and (j) quality improvement programs.

          7. Stockholder Protection. Notwithstanding anything herein to the contrary, no amount shall be paid hereunder unless the following two conditions are satisfied:

          a. The Company (or, if the Company becomes a majority owned subsidiary of another corporation, then such parent corporation) maintains regular quarterly cash dividends of at least $.40 per share of Common Stock during the calendar year 1994 (adjusted for any stock-split, stock dividend or other similar event).

          b. The sum of the amounts actually incurred by the Company for operations and maintenance and for capital expenditures for the calendar year 1994 is at least $90 million less than the sum of the amounts budgeted therefor by the Company for the calendar year 1994; provided that at least 50% of the reduction is attributable to reduced expenses for operations and maintenance.

          8. Failure to Achieve "Meeting All Expectations" Rating. An Employe who fails to receive at least a "meeting all expectations" rating under the Performance Evaluation, Career Development and/or Succession Planning (or the equivalent thereof) with respect to performance in 1994 shall not receive any amount hereunder.

          9. Settlement of Awards. The Payment Amount, if any, will be paid to an Employe as soon as practicable after the Company's audited financial results are available for the calendar year 1994. The number of shares of Common Stock payable to an Employe with respect to an Award shall be computed by dividing the Stock Payment Amount by the value of one share of Common Stock. Fractional shares of Common Stock that may become payable hereunder shall be paid in cash. For purposes of this Section, the value of a share of Common Stock shall be the average of the closing prices of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the last calendar quarter of 1994

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(appropriately adjusted for any stock-split, stock dividend or other similar event).

          10. Termination of Employment. An Employe whose employment with the Employers is terminated prior to December 31, 1994 for any reason other than death or retirement under the pension plan of any one of the Employers shall not be entitled to any payment under the Plan.

          11. Rights as a Stockholder. No Employe shall have any rights as a stockholder of the Company with respect to any shares of Common Stock that may be payable hereunder unless and until such shares shall have been issued to such Employe or otherwise credited to an account for the benefit of such Employe.

          12.  Additional Terms and Conditions of Award.

          12.1 Nontransferability of Award. In accordance with Section 13.5 of the Plan, no Award or other related benefit may, except as otherwise specifically provided by the Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such Award or other benefit shall be void; provided, however, that the foregoing shall not restrict the ability of any Employe to transfer any cash or Common Stock received as part of the Payment Amount. In accordance with
Section 13.5 of the Plan, Awards or other benefits payable under Awards shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award or benefits, nor shall they be subject to attachment or legal process for or against such person.

          12.2. Withholding Taxes. As a condition precedent to the delivery to the Employe of cash or Common Stock hereunder and in accordance with Section
13.4 of the Plan, the Company may deduct from any amount (including any Payment Amount) payable then or thereafter payable by the Company to the Employe, or may request the Employe to pay to the Company in cash, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over with respect to the Award.

          12.3 Compliance with Applicable Law. Each Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such shares hereunder, such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.

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          12.4.  Award Subject to the Plan.  This Award is subject to the provisions of the Plan, and shall be interpreted in accordance therewith.

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                                   Appendix A
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